Exhibit 10.20

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into by and between Everest Acquisition LLC, a Delaware limited liability company (the “Company”), and Brent J. Smolik (“Employee”) as of the date set forth on the signature page hereto. EPE Acquisition, LLC, a Delaware limited liability company and the indirect parent of the Company (“EPE Acquisition”) and El Paso Exploration & Production Management, Inc. (“EPEPM”) also join this Agreement for the limited purpose of acknowledging the provisions of Section 17 below. This Agreement amends and restates in its entirety the Employment Agreement entered into by and between EPE Acquisition and Employee as of March 29, 2012 (the “Original Agreement”).

W I T N E S S E T H:

WHEREAS, Employee is currently employed by EPEPM, a wholly owned subsidiary of EP Energy, L.L.C. (f/k/a EP Energy Corporation) (“EP Energy”);

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of February 24, 2012 by and among EP Energy, the Company and the other parties thereto, all of the issued and outstanding membership interests of EP Energy will be sold to EPE Acquisition;

WHEREAS, effective as of the Closing Date (as such term is defined in the Purchase Agreement, the “Effective Date”), the Company desires for the Company to employ Employee on the terms and conditions, and for the consideration, hereinafter set forth and Employee desires to be employed by the Company on such terms and conditions and for such consideration;

WHEREAS, Employee has participated in the El Paso Corporation 2004 Key Executive Severance Protection Plan, as amended from time to time (the “2004 Severance Plan”); and

WHEREAS, the parties wish for this Agreement to set forth the entirety of Employee’s rights to, and with regard to, severance pay and benefits from EPEPM, the Company and their respective Affiliates (as such term is defined below) upon and after the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.                                           Employment. The Company agrees to employ Employee and Employee agrees to be employed by the Company beginning as of the Effective Date and continuing for the period of time set forth in Section 3 below, subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, (a) at any time and from time to time, the Company may, with the consent of Employee, cause any subsidiary or Affiliate of the Company to be Employee’s employer so long as the requirements of Section 20 are satisfied, and (b) the Company and Employee agree that Employee’s employer commencing as of the Effective Date shall be EPEPM until such time as such employer may be changed in accordance with clause (a) of this sentence. From and after the Effective Date, Employee shall serve as President and Chief Executive Officer of the Company and its primary domestic operating subsidiaries or in such other position(s) as the Company may designate from time to time with the consent of Employee. As of the Effective Date, Employee shall also be appointed to serve as Chairman of the Board of Managers of EPE Acquisition (the “Board”) unless and until the Apollo Member (as such term is defined in the Second Amended and Restated Limited Liability Company Agreement of EPE Acquisition, as amended from time to time (the “EPE Acquisition LLC Agreement”)) appoints another individual to serve as Chairman of the Board.

2.                                           Duties and Responsibilities of Employee.

(a)                                  During the Employment Period, Employee shall devote substantially all of Employee’s business time and attention to the business of the Company and its Affiliates, will act in a manner that Employee reasonably believes is consistent with the best interests of the Company and its Affiliates and will perform with due care Employee’s duties and responsibilities. Employee’s duties will include those normally incidental to the position(s) set forth in Section 1 above of as well as whatever additional duties may be assigned to Employee, with Employee’s consent, by any senior officers or by the Board from time to time. Employee agrees not to engage in any activity that materially interferes with the performance of Employee’s duties hereunder. Without limiting the foregoing, during the Employment Period, Employee will not hold any type of outside employment, engage in any type of consulting or otherwise render services to or for any other person, entity or business concern without the advance written approval of the Board. Notwithstanding the foregoing, the parties acknowledge and agree that Employee may (i) serve on corporate boards or committees (A) listed on Schedule 2(a) hereto or (B) approved by the Board, (ii) serve on civic, educational, religious, public interest, or charitable boards or committees, (iii) manage Employee’s personal and family investments, provided that such activity is not expressly prohibited by Section 10 and (iv) engage in passive investments (the activities referred to in the immediately preceding clauses (i), (ii), (iii) and (iv) being “Permitted Activities”); provided, however, that such activities shall be permitted so long as such activities do not materially interfere with the performance of Employee’s duties and responsibilities under this Agreement or conflict with the business and affairs of the Company.

(b)                                 Employee expressly represents and covenants to the Company that Employee is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Employee from executing this Agreement and fully performing Employee’s duties and responsibilities hereunder.

3.                                           Term of Employment. The initial term of this Agreement shall be for the period beginning on the Effective Date and ending on the fifth anniversary thereof (the “Initial Term”). On the last day of the Initial Term and each anniversary thereafter (each such date being referred to as a “Renewal Date”), provided that this Agreement has not been earlier terminated, this Agreement shall automatically renew and extend for a period of 12 months (each a “Renewal Term”) unless either party delivers written notice of its intention not to renew or extend the term at least 60 days prior to the Renewal Date. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Initial Term or the Renewal Term (if any) in accordance with Section 6. The period from the Effective Date through the date of termination of this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

4.                                           Compensation.

(a)                                  During the Employment Period, the Company shall pay to Employee an annualized base salary of $850,000 (“Base Salary”) (less applicable taxes and withholdings) in consideration for Employee’s services under this Agreement, payable in accordance with the Company’s customary payroll practices for employee salaries as in effect from time to time. Employee’s Base Salary shall be reviewed at least annually by the Board and, in the sole discretion of the Board, Employee’s Base Salary may be increased (but not decreased) effective as of any date determined by the Board.

(b)                                 The Company shall establish, and Employee shall be entitled to participate in, an annual performance bonus plan under which Employee will be eligible for an annual bonus payable in a single lump sum (the “Annual Performance Bonus”) based on the achievement of performance targets established by the Board for a calendar year. Employee’s target annual bonus will be at least 100% of Employee’s Base Salary (the “Target Annual Bonus”), but the actual amount of the Annual Performance Bonus may range from 0% to 200% of Employee’s Target Annual Bonus depending on performance. Notwithstanding the foregoing and subject to the last sentence of this Section 4(b), (i) the Annual Performance Bonus payable with respect to calendar year 2012, if any (the “2012 Annual Performance Bonus”), will be paid from a bonus pool that will be funded at a minimum of 100% of the “target” level under the annual performance bonus plan and (ii) at the same time as the 2012 Annual Performance Bonus, if any, is paid to Employee (or would have been paid had the 2012 Annual Performance Bonus been earned), the Company will pay to Employee an additional bonus (the “2012 Guaranteed Bonus”) consisting of a lump sum cash payment equal to $2,000,000. Bonus determinations will be made by the Board within 60 days of the end of each calendar year and any Annual Performance Bonus will be payable in accordance with the Company’s customary payroll practices for employee bonuses, but in no event later than March 15th of the calendar year following the calendar year to which it relates. Subject to the provisions of Section 7 below, Employee will not be entitled to receive payment of an Annual Performance Bonus or the 2012 Guaranteed Bonus unless Employee is employed by the Company on the date that such bonus is paid.

5.                                           Benefits. Subject to the terms and conditions of this Agreement, Employee shall be entitled to the following benefits during the Employment Period:

(a)                                  Reimbursement of Business Expenses. The Company agrees to reimburse Employee for reasonable, documented business-related expenses actually incurred by Employee in the performance of Employee’s duties under this Agreement, in accordance with the Company’s expense reimbursement policies as in effect from time to time.

(b)                                 Benefit Plans and Programs. During the Employment Period, to the extent permitted by applicable law and subject to the terms and eligibility requirements of any such plan or program, Employee will be eligible to participate in all benefit plans, arrangements, programs and practices (each a “Benefit Plan”), including improvements or modifications of the same, that are available to other senior executives of the Company and its Affiliates from time to time, subject to the eligibility requirements and other terms and conditions of such Benefit Plans, which Benefit Plans shall (at all times during the Employment Period) provide benefits to Employee that are substantially comparable in the aggregate to those provided to Employee by EPEPM as of the day immediately preceding the Effective Date; provided, however, that (i) such comparability shall be determined without regard to any equity-based incentive compensation, defined benefit pension plan, any retiree medical or other post-retirement welfare plan, or benefits under any frozen employee benefit plan and (ii) such benefits shall be subject to market adjustment to reflect, among other things, the addition of a company medical insurance subsidy and the absence of benefit accruals under any defined benefit plan or supplemental executive retirement plan. The Company will establish a 401(k) plan with a dollar-for-dollar match up to 6% of eligible compensation plus a profit-sharing contribution in an amount sufficient so that the retirement benefits provided to Employee are substantially comparable in the aggregate to those provided as of the date immediately preceding the Effective Date (provided that in no event will the profit sharing contribution exceed 5% of eligible compensation) and will continue to provide long-term disability, life and travel accident benefits. The Company will not, however, by reason of this Section 5(b) be obligated either (i) to institute, maintain, or refrain from changing, amending, or discontinuing any such Benefit Plan, or (ii) to provide Employee with all benefits provided to any other person or individual employed by the Company or any of its Affiliates, in each case so long as the Company provides Employee with benefits that are substantially comparable in the aggregate to the benefits described pursuant to this paragraph.

(c)                                  Vacation. During the Employment Period, Employee shall be eligible to take up to five weeks of paid vacation per calendar year, which such vacation shall accrue and be taken in accordance with the Company’s vacation policies as may exist from time to time, provided that such policies are no less favorable than those policies in effect as of the day immediately preceding the Effective Date and, for purposes of vacation entitlements, Employee shall be given credit for prior service with EP Energy, EPEPM and their Affiliates.

(d)                                 Management Incentive Units. On the Effective Date, EPE Employee Holdings, LLC (“Employee Holdings”) shall issue to Employee 207,985 Class B Units in Employee Holdings as of the Effective Date (the “Management Incentive Units”). The Management Incentive Units will be subject to, and governed by, the terms and conditions set forth in the Second Amended and Restated Limited Liability Company Agreement of Employee Holdings, as amended from time to time (the “Employee Holdings LLC Agreement”) and an award agreement between Employee Holdings and Employee.

(e)                                  Investment Units. On or before the 60th day following the Effective Date (the “Management Class A Funding Date”), Employee shall purchase 4,000 Class A Units (the “Investment Units”) in EPE Management Investors, LLC (“EMI”) in exchange for a cash payment equal to $4,000,000, subject to and in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of EMI, as amended from time to time (the “EMI LLC Agreement”). Conditioned on the acquisition by Employee of the Investment Units on or before the Management Class A Funding Date and subject to the terms and conditions set forth in the LLC Agreement, Employee shall be entitled to receive 2,000 additional Class A Units (the “Matching Units”); provided, however, that the issuance of such Matching Units to Employee will be subject to Employee’s prior remittance to the Company of funds necessary to satisfy all taxes required to be withheld in connection with the receipt by Employee of such Matching Units. The Investment Units and the Matching Units will be subject to, and governed by, the terms and conditions set forth in the EMI LLC Agreement.

(f)                                    Indemnification. Without limiting the applicability of Section 5.17 of the Purchase Agreement (which shall remain applicable to Employee in accordance with the provisions thereof), in the event that Employee is made a party or threatened to be made a party to any action, suit, or proceeding (a “Proceeding”), other than any Proceeding initiated by Employee or the Company related to any contest or dispute between Employee and the Company or any of its subsidiaries, by reason of the fact that Employee is or was a director or officer of, or was otherwise acting on behalf of, the Company, any Affiliate of the Company, or any other entity at the request of the Company, Employee shall be indemnified and held harmless by the Company, to the maximum extent permitted under applicable law, from and against any and all liabilities, costs, claims and expenses, including any and all costs and expenses incurred in defense of any Proceeding, and all amounts paid in settlement thereof after consultation with, and receipt of approval from, the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Costs and expenses incurred by Employee in defense of such Proceeding shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so paid if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company under this Agreement. The rights to indemnification and advancement of costs and expenses provided in this Section 5(f) are not and will not be deemed exclusive of any other rights or remedies to which Employee may at any time be entitled under applicable law, the organizational documents of the Company or any of its subsidiaries, any agreement or otherwise, and each such right under this Section 5(f) will be cumulative with all such other rights, if any.

(g)                                 Directors’ and Officers’ Insurance. During the Employment Period, the Company or any successor to the Company hereunder shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Employee on terms that are no less favorable than the coverage provided to other similarly situated directors and senior officers of the Company as of the Effective Date.

6.                                           Termination of Employment.

(a)                                  Company’s Right to Terminate. In addition to terminating this Agreement upon the expiration of the Initial Term or a Renewal Term after issuance of a notice of non-renewal as contemplated in Section 3, the Company shall have the right to terminate this Agreement and Employee’s employment with the Company at any time for any of the following reasons:

(i)                                     Upon Employee’s death;

(ii)                                  Upon the determination of the Board that Employee is totally disabled, whether due to physical or mental condition, so as to be prevented from substantially performing Employee’s essential duties and responsibilities under this Agreement for a period of at least 180 consecutive days or 270 days during any 12-month period (Employee’s “Disability”);

(iii)                               For Cause (as defined in Section 7); or

(iv)                              For any other reason whatsoever, in the sole and complete discretion of the Company.

(b)                                 Employee’s Right to Terminate. Employee will have the right to terminate this Agreement and Employee’s employment with the Company at any time for:

(i)                                     Good Reason (as defined in Section 7); or

(ii)                                  For any other reason whatsoever, in the sole and complete discretion of Employee, by providing the Company with a Notice of Termination (as defined in Section 6(c) below). In the case of a termination of employment by Employee pursuant to this Section 6(b)(ii), the Termination Date (as defined in Section 6(c) below) specified in the Notice of Termination shall not be less than 30 nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Company may require a Termination Date earlier than the Termination Date specified in the Notice of Termination (and, if such earlier Termination Date is so required, it shall not change the basis for Employee’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3 or Section 6(a)(iv)).

(c)                                  Notice of Termination. Any termination of Employee’s employment hereunder by the Company or by Employee (other than termination pursuant to Section 6(a)(i) on account of Employee’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 21. The Notice of Termination shall specify (i) the termination provision of this Agreement being relied upon, (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) the applicable Termination Date (as defined below). No action by either party hereto pursuant to this Section 6(c) shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Sections 8, 9, 10 and 11 hereof.

(d)                                 Date of Termination. Subject to Section 22(b), the effective date of Employee’s termination (the “Termination Date”) will be as follows: (i) if Employee’s employment is terminated by Employee’s death, the date of such death; (ii) if Employee’s employment is terminated as a result of a Disability or by the Company with or without Cause, then the date specified in the Notice of Termination delivered to Employee; (iii) if Employee’s employment is terminated by Employee pursuant to Section 6(b) above, then the date specified in the Notice of Termination delivered to Company by Employee; and (iv) if Employee’s employment terminates due to the giving of a non-renewal notice pursuant to Section 3 above, the last day of the Initial Term or Renewal Term, as applicable.

(e)                                  Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of

Employee’s employment shall, without changing the basis for termination of employment or the impact of such termination on Employee’s rights, if any, under Section 7, constitute (i) an automatic resignation of Employee from any position held as an officer of the Company and each Affiliate of the Company and (ii) an automatic resignation of Employee from the Board (if applicable), from the board of directors or similar governing body of any Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such Affiliate’s designee or other representative.

(f)                                    Accrued Compensation. Upon termination, Employee shall be entitled to receive a lump-sum amount equal to the sum of (i) Employee’s accrued and unpaid salary as of the Termination Date, (ii) Employee’s accrued and unpaid bonus amounts from years prior to the year in which the Termination Date occurs, and (iii) subject to the penultimate sentence of this Section 6(f) the cash out value of Employee’s accrued and unpaid vacation time as of the Termination Date, which lump-sum amount shall be paid as promptly as practicable, and in any event within 10 days of the Termination Date. Notwithstanding the foregoing or anything to the contrary in any vacation policy adopted by the Company or any of its Affiliates, for purposes of clause (iii) of the preceding sentence, except as otherwise provided in the Purchase Agreement, in no event shall Employee be entitled to receive the cash out value of any accrued and unused vacation time in excess of (A) the amount of vacation time Employee is entitled to accrue in a single calendar year plus (B) the amount of vacation days Employee is allowed to carry over from year to year (up to 5 days), in either case as in effect under the vacation policy applicable to Employee immediately prior to the Termination Date. Employee shall also be entitled to payment of any vested benefits provided under the terms of any employee benefit plan in accordance with the terms of such plan.

7.                                           Severance Payments.

(a)                                  Termination without Cause or for Good Reason. If prior to the occurrence of a Threshold Capital Transaction (as such term is defined in the EPE Acquisition LLC Agreement) or within two years thereafter, (A) the Company terminates Employee’s employment with the Company and, if applicable, its Affiliates, without Cause or by failing to renew the term of this Agreement in accordance with Section 3, or (B) Employee terminates Employee’s employment pursuant to Section 6(b)(i), and before the 60th day following the Termination Date, Employee has signed and not revoked in the time provided to do so a termination of employment agreement acceptable to the Company and substantially in the form set forth in Exhibit A that contains a complete release of all claims against the Company, its Affiliates, and their designees from the claims specified in Exhibit A (a “Release”) and such Release has become effective and irrevocable, the Company shall pay Employee severance in accordance with Section 7(b). Notwithstanding the foregoing, the Company will not be required to pay Employee severance if the Company terminates Employee’s employment after receiving a Notice of Termination from Employee, provided that such Notice of Termination specifies that Employee’s termination is not for Good Reason. For the avoidance of doubt, Section 7(b) shall not apply if: (1) the Company terminates Employee’s employment for Cause pursuant to Section 6(a)(iii) above; (2) the Company terminates Employee’s employment due to Disability or Employee’s employment terminates due to Employee’s death pursuant to Sections 6(a)(i) or 6(a)(ii) above or (3) Employee’s employment is terminated by Employee pursuant to Section 6(b)(ii) above.

(b)                                 Severance Amount. If the Company is required to pay Employee severance by the express terms of Section 7(a), Employee shall be entitled to receive the following as severance:

(i)                                     a lump-sum amount equal to three times the sum of Employee’s Base Salary and Target Annual Bonus as of the Termination Date, which amount shall be paid on the date that is sixty days following the Termination Date;

(ii)                                  a lump-sum amount equal to Employee’s target bonus amount for the year in which the Termination Date occurs, determined as if Employee had continued in employment until the end of such fiscal year and as if the Company and Employee had fully met all performance targets and goals, prorated by multiplying the full bonus amount by a fraction, the numerator of which is the number of days of the year prior to and including the Termination Date and the denominator of which is 365, which lump-sum amount shall be paid as promptly as practicable, and in any event within 10 days of the Termination Date; and

(iii)                               for a period of 36 months after the Termination Date, the basic life insurance, medical and dental benefits, at Company expense, which were being provided to Employee immediately prior to the Termination Date. The benefits provided in this Section 7(b)(iii) shall be no less favorable to Employee, in terms of amounts and deductibles and costs to him or her, than the coverage provided Employee under the plans providing such benefits at the time Notice of Termination is given. The Company’s obligation hereunder to provide the foregoing benefits shall terminate to the extent Employee obtains replacement coverage under a subsequent employer’s benefit plans at an equal or higher level. Nothing in this Section 7(b)(iii) shall require the Company or any of its Affiliates to be responsible for, or have any liability or obligation with respect to, any additional income tax payable by Employee attributable to the benefits provided under this Section 7(b)(iii).

Any payments paid under this Section 7(b) shall be in lieu of any severance benefits otherwise due to Employee under any severance pay plan or program maintained by the Company that covers its employees or Employees generally; provided, however, the effects of any termination of Employee’s employment with the Company on the Management Incentive Units shall be as provided in the Employee Holdings LLC Agreement.

(c)                                  Cause. “Cause” means the occurrence or existence of any of the following events:

(i)                                     Employee’s willful failure to perform Employee’s material duties (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), including a willful failure to satisfy Employee’s fiduciary duties to the Company, that remains uncured 30 days after written notice thereof from the Company to Employee;

(ii)                                       Employee’s willful and material breach of this Agreement that remains uncured 30 days after written notice thereof from the Company to Employee;

(iii)                                    Employee’s conviction of, or Employee’s plea of guilty or no contest to, any felony (or state law equivalent) or any crime involving moral turpitude; or

(iv)                                   Employee’s engaging in actual fraud or willful, material misconduct in the performance of Employee’s duties under this Agreement;

provided, however, that no termination of Employee’s employment shall be for Cause as set forth in clauses (i), (ii) or (iv) above until (A) there shall have been delivered to Employee a copy of a written notice setting forth that Employee was guilty of the conduct set forth in clause (i), (ii) or (iv) and specifying the particulars thereof in detail, and (B) Employee shall have been provided an opportunity to be heard by the Board (with the assistance of Employee’s counsel if Employee so desires) and (C) the Board shall have determined, as set forth in a written resolution adopted by at least a majority of the members of the whole Board, that Cause exists. No act, nor failure to act, on Employee’s part shall be considered “willful” unless Employee has acted, or failed to act, in bad faith or without a reasonable belief that Employee’s action or failure to act was in the best interests of the Company or its Affiliates. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Employee after a Notice of Termination is given by Employee shall constitute Cause.

(d)                                 Good Reason. “Good Reason” means the occurrence of any of the following events without Employee’s consent:

(i)                                          any decrease in Employee’s Base Salary other than a reduction of not more than 5% in connection with a general reduction in base salaries that affects all similarly situated executives in substantially the same proportions which is implemented in response to a material downturn in the U.S. domestic oil and natural gas exploration and development industry;

(ii)                                       a failure of the Company to cause Employee to be eligible under Benefit Plans that provide benefits that are substantially comparable in the aggregate to those provided to Employee as of the Effective Date;

(iii)                                    any material breach by the Company of this Agreement;

(iv)                                   a material diminution in Employee’s title, authority, duties, or responsibilities, without Employee’s prior written consent, or the assignment to Employee without Employee’s prior written consent of duties inconsistent in any substantial respect with Employee’s then-current title, authority, duties or responsibilities or any other action by the Company that results in a diminution in Employee’s authority, duties or responsibilities;

(v)                                      any relocation of Employee’s principal place of employment to a location that is more than 35 miles from the then-current location of such employment, without Employee’s prior written consent;

(vi)                              any purported termination of Employee’s employment for Cause by the Company that does not otherwise comply with the terms of this Agreement (other than any purported termination of Employee’s employment for Cause by the Company acting in good faith, regardless of whether such purported termination complies with the terms of this Agreement); or

(vii)                           the failure of EPE Acquisition to re-elect Employee as a member of the Board in connection with any election of managers without Employee’s prior written consent; provided, however, that, for the avoidance of doubt, the appointment of any individual other than Employee to serve as Chairman of the Board shall not constitute Good Reason.

Employee’s Termination Date shall not be considered to be on account of Good Reason unless (A) within 60 days after the date on which Employee knows, or should reasonably be expected to know, that one of the events set forth in Section 7(d) has occurred, Employee provides written notice to the Board of the applicable facts and circumstances, (B) the Company does not remedy, cure or rectify the event within 30 days from the date on which written notice is received from Employee, and (C) Employee terminates his employment within 120 days after the initial existence of the condition specified in such notice.

8.                                           Conflicts of Interest. Employee agrees that Employee shall promptly disclose to the Board any material conflict of interest involving Employee after Employee becomes aware of such conflict.

9.                                           Confidentiality. Employee acknowledges and agrees that he has been provided Confidential Information (as defined below) regarding EPE Acquisition and the Company and that EPE Acquisition and the Company will provide Employee new and valuable Confidential Information of EPE Acquisition and the Company and it may also provide Employee confidential information of third parties who have supplied such information to EPE Acquisition and/or the Company. For purposes of this Section 9, the term “Company” shall include EPE Acquisition and each of its subsidiaries. In consideration of such Confidential Information and other valuable consideration provided hereunder, and in order to protect the Company’s legitimate business interests, Employee agrees to comply with this Section 9.

(a)                                  Confidential Information. “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, (i) any and all non-public, confidential or proprietary information of the Company, (ii) any information of the Company that gives the Company a competitive business advantage or the opportunity of obtaining such advantage, (iii) any information of the Company the disclosure or improper use of which would reasonably be expected to be detrimental to the interests of the Company and (iv) any trade secrets of the Company. Confidential Information also includes any non-public, confidential or proprietary information about, or belonging to, any third party that has been entrusted to the Company. Notwithstanding the foregoing, Confidential Information does not include any information which is or becomes generally known by the public other than as a result of Employee’s actions or inactions.

(b)             Protection.    Except as may otherwise be required by applicable law or legal process, Employee promises (i) to keep the Confidential Information, and all documentation, materials and information relating thereto, strictly confidential, except to the extent that disclosure thereof is necessary or appropriate in the performance of Employee’s duties for the benefit of the Company, (ii) not to use the Confidential Information for any purpose other than as required in connection with fulfilling Employee’s duties for the benefit of the Company, and (iii) to return to the Company all Confidential Information in Employee’s possession and control upon separation from the Company for any reason, other than death. For the avoidance of doubt, Employee specifically acknowledges and agrees that any use by Employee of such Confidential Information other than as required in connection with fulfilling his duties on behalf of, or for the benefit of, the Company will be a material breach of this Agreement.

(c)             Scope.    Employee understands and agrees that all Confidential Information, in whatever medium (verbal, written, electronic or other), is subject to this Agreement whether provided directly to Employee or not, whether provided to Employee prior to the Effective Date of this Agreement or not, and whether inadvertently disclosed to Employee or not. Confidential Information that was or is available to Employee or to which Employee had or has access will be deemed to have been provided to Employee.

(d)             Value and Security.       Employee understands and agrees that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of the Company and/or third parties, and Employee further acknowledges the importance of maintaining the security and confidentiality of the Confidential Information and of not misusing the Confidential Information.

(e)             Disclosure Required By Law.   If Employee is legally required to disclose any Confidential Information, Employee shall, to the extent permitted by applicable law or legal process, promptly notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other relief or waive compliance with this Agreement. To the extent permitted by applicable law, Employee agrees to cooperate with and not to oppose any effort by the Company to resist or narrow such request or to seek a protective order or other appropriate remedy. In any such case, Employee will (A) disclose only that portion of the Confidential Information that, according to the advice of Employee’s counsel, is required to be disclosed, (B) use reasonable efforts to obtain assurances that such Confidential Information will be treated confidentially, and (C) to the extent permitted by applicable law, promptly notify the Company in writing of the items of Confidential Information so disclosed.

(f)              Survival.   The covenants made by Employee in this Section 9 will survive termination of this Agreement, and Employee’s employment for a period of three years; provided, however, that any covenants with regard to the non-use or disclosure of trade secrets established by applicable law shall remain in effect for so long as provided by applicable law.

10.            Agreement Not to Compete.

(a)             Covenants.   For purposes of this Section 10, the term “Company” shall include EPE Acquisition and each of its subsidiaries. In order to protect the Company’s legitimate business interests, including the preservation of the Confidential Information and the goodwill developed by Employee on behalf of Company, and as an express incentive for Company to enter into this Agreement, Employee agrees that, except in the ordinary course and scope of Employee’s employment hereunder, Employee shall not, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, member, joint venturer, owner or in any other individual or representative capacity whatsoever, whether paid or unpaid, either for Employee’s own benefit or for the benefit of any other person or entity, directly or indirectly:

(i)            during the Coverage Period, engage or carry on in Competitive Duties within the Restricted Area (including, without limitation, by engaging or carrying on in any of the activities set forth in Section 10(a)(ii) through Section 10(a)(v) below);

(ii)           during the Coverage Period, form or otherwise provide services to a Competing Business within the Restricted Area or directly or indirectly acquire any 5% or greater equity ownership, voting interest or profit participation interest in, any Competing Business within the Restricted Area;

(iii)          during the Coverage Period with respect to any Restricted Prospects, directly or indirectly (A) acquire, attempt to acquire, or assist a third person in acquiring, any interest in or rights to such Restricted Prospects, (B) acquire, attempt to acquire or assist a third party in acquiring any equity or other interest or right in any company, business, joint venture or other enterprise owning or controlling or seeking to own or control any interest in or rights to such Restricted Prospects, or (C) otherwise divert, take away, interfere with or compete for any acquisition by the Company of such Restricted Prospects or any other transaction or arrangement contemplated by the Company (and of which Employee was aware as of the Termination Date) relating to such Restricted Prospects (or attempt to do any of the foregoing);

(iv)          during the Coverage Period, directly or indirectly, recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment with the Company; provided, however, that this restriction shall not extend to prohibit or otherwise limit general employment advertising or solicitation not specifically targeting any specific employee or the hiring of any employee who responds to such advertising or solicitation or who approaches Employee for employment; or

(v)           at any time, use the name of the Company in connection with any business that is or would be in competition in any manner whatsoever with the Company.

Notwithstanding the foregoing, this Section 10 shall not be deemed to restrict or prohibit Employee’s engaging in any Permitted Activities.

(b)             Disclosure and Authorization.    For a period of 12 months immediately following the termination of Employee’s employment for any reason, Employee promises to disclose to the Company any employment, consulting, or other service relationship Employee enters into after the Termination Date. Such disclosure shall be made within 30 days of Employee entering into such employment, consulting or other service relationship. Employee expressly consents to and authorizes the Company to disclose both the existence and terms of this Agreement to any future employer or user of Employee’s services and to take any steps the Company reasonably deems necessary to enforce this Agreement.

(c)           Value and Reasonableness.   Employee understands and acknowledges that the Company has made substantial investments to develop its business interests, goodwill, and Confidential Information. Employee expressly acknowledges and agrees that Employee has been provided, and may in the future be provided, Confidential Information. Employee agrees that the preservation of the Company’s Confidential Information and goodwill are business interests worthy of protection, and that the Company’s need for the protection afforded by this Section 10 is greater than any hardship Employee might experience by complying with its terms and that the restrictions contained herein are no greater than necessary to protect the Company’s legitimate business interests. Employee further agrees that the restrictions set forth in this Section 10 are ancillary to an otherwise enforceable agreement and that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Confidential Information and/or the goodwill or other business interests of the Company.

(d)           Reformation.   The Company and Employee believe the limitations as to time, geographic area, and scope of activity contained in this Section 10 are reasonable and do not impose a greater restraint than necessary to protect Confidential Information, goodwill, and other legitimate business interests of the Company. However, in the event an arbitrator or court of competent jurisdiction determines that the limitations agreed upon are not appropriate, the parties agree to, and hereby do, request that the court reform the limitations to the satisfaction of the arbitrator or court. It is the express intent of the Company and Employee that the terms of this Competition Agreement be enforced to the full extent permitted by applicable law and not to any greater extent.

(e)           Right to Injunction.   Employee acknowledges that Employee’s violation of Sections 9 and/or 10 of this Agreement could cause irreparable harm to the Company for which damages may not adequately be measured, and Employee agrees that the Company shall be entitled as a matter of right to specific performance of Employee’s obligations under Sections 9 and 10 and an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or others acting on Employee’s behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

(f)            Definitions.   As used in this Section 10, the following terms shall have the following meanings:

(i)            “Competing Business” means any individual, sole proprietorship, business, firm, company, partnership, joint venture, organization, or other person, entity or arrangement that competes, or has material plans to compete of which Employee is aware, or that owns or controls a significant interest in any entity that competes, or has material plans to compete of which Employee is aware, with the Company, with respect to the Hydrocarbons exploration and production business in which the Company is engaged.

(ii)           “Competitive Duties” means duties for a Competing Business that: (A) are the same as, similar to, or substantially related to the duties that Employee had during the last 12 months of Employee’s employment with the Company; (B) are performed in the capacity of a director, executive officer, member or partner of a Competing Business; (C) involve the formation, management, operation, or control of such Competing Business or any recognized subdivision or department thereof; or (D) constitute the management or supervision of personnel engaged in any activity which is the same as, similar to or substantially related to any activity with which Employee had direct involvement during the last 12 months of Employee’s employment with the Company.

(iii)          “Coverage Period” means the period of time beginning on the Effective Date of this Agreement and ending 12 months following the Termination Date.

(iv)          “Hydrocarbons” means oil, condensate gas, casinghead gas and other liquid or gaseous hydrocarbons.

(v)           “Oil and Gas Interests” means: (A) direct and indirect interests in and rights with respect to oil and natural gas properties (including revenues or net revenues therefrom) of any kind and nature, direct or indirect, including without limitation working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; and (B) interests in and rights with respect to oil and natural gas or revenues therefrom.

(vi)          “Restricted Area” means those oil and gas fields, shales, plays and other geographic areas set forth in Exhibit B hereto and any other oil and gas fields, shales, plays and geographic areas with respect to which: (A) Employee provides services on behalf of the Company during Employee’s employment hereunder; and (B) the Company has material operations or specific plans to conduct any material business as of the Termination Date (provided that Employee has material responsibilities, or has obtained Confidential Information, with respect to such operations or plans).

(vii)         “Restricted Prospects” includes any Oil and Gas Interests within the Restricted Area.

(g)           This Section 10 shall survive any termination of this Agreement for the periods stated herein.

11.            Parachute Taxes.

(a)            Gross-Up Payment.   In the event it shall be determined that any vesting, payment or distribution of any type by the Company or any of its Affiliates or any other party in a transaction involving the Company or its Affiliates or a party to the transactions contemplated by the Purchase Agreement or the Kinder Morgan Merger Agreement (as defined in the Purchase

Agreement) to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) on or prior to the second anniversary of the Effective Date and that is “contingent” (within the meaning of Treasury Regulation Section 1.280G-1) on the consummation of the transactions contemplated by the Purchase Agreement would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes, employment taxes and Excise Tax, imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made under this Section 11(a) (including, without limitation, whether any vesting, payment or distribution (i) constitutes a “parachute payment” within the meaning of Section 280G of the Code and (ii) is contingent on the consummation of the transactions contemplated by the Purchase Agreement) shall be made by the Board acting in good faith and in accordance with commonly accepted practices, including, to the extent appropriate, the engagement of an independent public accounting firm. Payment of the Gross-Up Payment shall be made at the time that withholding is required in connection with any Payment, provided that the payment of any Gross-Up Payment shall be made prior to the date Employee is to remit the Excise Tax as provided under of the Internal Revenue Code of 1986, as amended (the “Code”) or pursuant to any judgment or agreement with any taxing authority.

(b)           Determination by Accountant.      Except as otherwise provided in Section 11(a), all determinations required to be made under this Section 11, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm retained by the Company on the date of Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the date of termination, if applicable, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with an opinion that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

(c)           Notification Required.   Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.

Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)          cooperate with the Company in good faith in order to effectively contest such claim, and

(iv)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee (unless otherwise prohibited by applicable law), on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           Repayment.   If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 11(c), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 11(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof the amount of Gross-Up Payment required to be paid.

(e)           Shareholder Approval.   With respect to events from and after the second anniversary of the Effective Date, notwithstanding anything to the contrary in this Agreement, if (a) Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), (b) the payments and benefits provided for in this Agreement, together with any other payments and benefits that Employee has the right to receive from the Company or any of its Affiliates, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the Code, a “Excess Parachute Payment”)) and (c) shareholder approval (obtained in a manner that satisfies the requirements of Section 280G(b)(5) of the Code) of a payment or benefit to be provided to Employee by the Company or any other person (whether under this Agreement or otherwise) would result in the payment or benefit not being treated as an Excess Parachute Payment, then, upon the request of Employee and Employee’s agreement (to the extent necessary) to subject Employee’s entitlement to the receipt of such payment or benefit to shareholder approval, the Company shall use its reasonable best efforts to seek and obtain such approval in a manner that satisfies the requirements of Section 280G of the Code and the regulations thereunder with the least amount of risk to Employee not receiving such payment or benefit.

12.            Withholdings.   The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) to the extent permissible under Section 409A (as hereinafter defined), any deductions consented to in writing by Employee.

13.            Severability.   It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by applicable law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator, the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by applicable law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.

14.            Title and Headings; Construction.   Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

15.            Arbitration; Injunctive Relief; Attorneys’ Fees.

(a)             Subject to Section 15(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement, Employee’s employment, or the termination of either will be finally settled by arbitration in Houston, Texas before, and in accordance with the then-existing rules for the resolution of employment disputes then obtaining of, the American Arbitration Association. The arbitrator’s award shall be reasoned, fmal and binding on all parties and may be enforced in a court of competent jurisdiction.

(b)             Notwithstanding Section 15(a), an application for emergency, temporary or preliminary injunctive relief by either party (including, without limitation, pursuant to Section 10(g)) shall not be subject to arbitration under this Section 15; provided, however, that the remainder of any such dispute (beyond the application for emergency, temporary or preliminary injunctive relief) shall be subject to arbitration under this Section 15.

(c)             Each of Employee and the Company shall share equally the cost of the arbitrator and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless a statutory claim authorizing the award of attorneys’ fees is at issue, in which event the arbitrator may award a reasonable attorneys’ fee in accordance with the jurisprudence of that statute; provided, however, that if Employee institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right to severance provided by this Agreement, the Company, subject to Section 22(d), will reimburse Employee for all reasonable legal fees and expenses incurred (including, without limitation, attorneys’ fees, arbitration fees and the costs of experts) promptly after receipt from Employee of an invoice and supporting documentation reasonably satisfactory to the Company with respect to such fees and expenses. Notwithstanding the preceding sentence, (i) the Company shall not be responsible for reimbursing any such fees and expenses to the extent they are incurred in connection with a claim made by Employee that the trier of fact finds to be frivolous or if Employee is determined to have breached Employee’s obligations under Sections 8, 9 or 10 of this Agreement and (ii) if, after the receipt by Employee of an amount reimbursed by the Company pursuant to this Section 15(c) in connection with a claim made by Employee that the trier of fact finds to be frivolous or if Employee is determined to have breached Employee’s obligations under Sections 8, 9 or 10 of this Agreement, then Employee shall promptly repay to the Company all amounts reimbursed in connection with such claim pursuant to this Section 15(c).

(d)             Nothing in this Section 15 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award or (ii) joining another party to this Agreement in a litigation initiated by a person which is not a party to this Agreement. IN ENTERING THIS AGREEMENT, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.

16.            Governing Law.   THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO ANY PRINCIPLES OF CONFLICT OF LAWS THEREOF

THAT WOULD RESULT IN THE APPLICABLE OF THE LAWS OF ANY OTHER JURISDICTION. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT (THAT IS NOT SUBJECT TO ARBITRATION UNDER SECTION 15 FOR ANY REASON) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN HARRIS, COUNTY TEXAS AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

17.            Entire Agreement and Amendment.    This Agreement contains the entire agreement between the Company and any of its Affiliates (including, without limitation, EPE Acquisition) with respect to Employee’s employment and the other matters covered herein (except the Purchase Agreement and any other agreements specifically referenced herein); moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between Employee on the one hand and the Company and any of its Affiliates on the other hand concerning the subject matters hereof, including, without limitation, the Original Agreement. For the avoidance of doubt, (a) Employee and EPE Acquisition expressly acknowledge and agree that this Agreement constitutes an amendment and restatement of the Original Agreement in its entirety and, therefore, this Agreement supersedes the Original Agreement in all respects and (b) Employee expressly acknowledges and agrees that, notwithstanding any provision within the 2004 Severance Plan that purports to restrict Employee’s rights to waive severance rights under the 2004 Severance Plan, effective as of the Effective Date, Employee is knowingly, voluntarily and permanently waiving any and all rights that Employee has under the 2004 Severance Plan on and after the Effective Date, as this Agreement and the other agreements being contemporaneously executed by Employee and the Company set forth the entirety of severance rights that Employee has, or in the future may have, with respect to, or arising out of, Employee’s employment with the Company or its Affiliates and the 2004 Severance Plan is hereby superseded in its entirety with respect to Employee. This Agreement may be amended, waived or terminated only by a written instrument executed by both the Company and Employee.

18.            Survival of Certain Provisions.    Wherever appropriate to the intention of the parties hereto and except as otherwise provided herein, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Section 6 through Section 11 hereof, shall survive any termination or expiration of this Agreement for any reason.

19.            Waiver of Breach.    No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

20.            Assignment.   Neither this Agreement nor any rights nor obligations hereunder shall be assignable or otherwise subject to hypothecation by Employee (except, by will or by operation of the laws of intestate succession). The Company may assign its rights and obligations under this Agreement, including to an Affiliate or any successor and any such assignment may take effect at any time without the consent of Employee, provided that (a) such Affiliate or successor has the financial wherewithal to perform all obligations of the Company hereunder and (b) such assignment does not, without Employee’s prior written consent, result in “Good Reason” within the meaning of Section 7(d)(iv) with respect to (x) the Company and its Affiliates or (y) all or substantially all of the assets of the Company and its Affiliates. The fact that any such assignment may be permitted under this Section 20 shall not affect the determination of whether such assignment or any related transaction constitutes a Threshold Capital Transaction. The Company will require any successor permitted under this Section 20, including any acquirer of substantially all of its assets, to assume its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

21.            Notices.   Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the following address, as applicable:

If to the Company, addressed to:

Everest Acquisition LLC

c/o Apollo Global Management, LLC

9 West 59th Street, 43rd Floor

New York, New York 10019

Attention: Mr. Sam Oh

If to Employee, addressed to:

Brent J. Smolik

2505 Del Monte Dr.

Houston, Texas 77019

22.            Section 409A.

(a)             General.   The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The Company and Employee shall take commercially reasonable efforts to reform or amend any provision hereof to the extent that either of them reasonably determine that such provision would or could reasonably be expected to cause Employee to incur any additional tax or interest under Section 409A to try to comply with or be exempt from Section 409A through good faith modifications, in any case, to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Section 409A.

(b)             Separation from Service.   Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(c)             Specified Employee.   Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (ii) the date of Employee’s death. Upon the first business day following the expiration of the delay period described in the preceding sentence, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(d)             Expense Reimbursements.   To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred; provided, that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)             Installments.   Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

23.            Affiliates.   For purposes of this Agreement, “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such specified person; provided, however, that an Affiliate shall not include any portfolio company of any person. For purposes of the definition of “Affiliate”, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

24.            Employee Acknowledgement.   Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Employee’s own judgment after having had the opportunity to consult with advisors of Employee’s choosing.

25.            Counterparts.   This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

26.            Company Name Change.   It is intended that the Company will change its name to EP Energy LLC on or immediately after the Effective Date. Upon such change becoming effective, all references in this Agreement to “the Company” shall refer to EP Energy LLC, a Delaware limited liability company, unless the context requires otherwise.

27.            Provisions Regarding Effective Date.   As indicated in Section 1, this Agreement is effective as of the Effective Date and, accordingly, in connection therewith and notwithstanding any other provision of this Agreement, the parties agree that this Agreement shall be null and void and of no force or effect if (a) Employee ceases to be employed by either EPEPM or one of its Affiliates at any time prior to the Effective Date and/or (b) the Effective Date does not occur on or prior to the End Date (as defined in the Purchase Agreement).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement this 24th day of May, 2012, effective for all purposes as provided above.

EVEREST ACQUISITION LLC

By:	/s/ Sam Oh
Sam Oh
Authorized Person

EMPLOYEE

/s/ Brent J. Smolik
Brent J. Smolik

For the limited purpose of acknowledging Section 17:

EPE ACQUISITION, LLC

By:	/s/ Sam Oh
Sam Oh
Authorized Person

EL PASO EXPLORATION & PRODUCTION MANAGEMENT, INC.

By:	/s/ Clayton A. Carrell
Clayton A. Carrell
Senior Vice President

SIGNATURE PAGE
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
(BRENT J. SMOLIK)

SCHEDULE 2(a)

PERMITTED CORPORATE BOARD AND COMMITTEE MEMBERSHIPS

American Exploration and Production Council

American’s Natural Gas Alliance

Independent Petroleum Association of America

EXHIBIT A

TERMINATION OF EMPLOYMENT AGREEMENT

This Termination of Employment Agreement (this “Agreement”) is between EP Energy LLC, a Delaware limited liability company (“Company”), and Brent J. Smolik (“Employee”) pursuant to that Amended and Restated Employment Agreement between Employee and Company dated                    , 2012 (the “Employment Agreement”).

The parties hereby agree to terminate their employment relationship on the following terms and conditions.

1.               Termination of Employment.   Company and Employee agree that Employee’s employment with Company has been terminated, or shall be terminated, as of [•] (the “Termination Date”), and Employee is eligible to receive certain severance benefits pursuant to Section 7 of the Employment Agreement.

2.               Complete Release and Other Consideration from Employee.      Subject to Employee’s timely receipt of the severance benefits payable to Employee pursuant to the Employment Agreement, in exchange for Company’s obligations under this Agreement, Employee agrees as follows:

(a)          Release of Claims.   Employee, on Employee’s own behalf and on behalf of Employee’s heirs, family members, executors, agents, and assigns, hereby and forever releases Company, its direct and indirect subsidiaries and Affiliates (as defined in the Employment Agreement), and each of their respective current and former officers, directors, equity holders, members, managers, benefit plans, and plan administrators (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to:

(i)            any and all claims relating to or arising from Employee’s employment or service relationship with Company or any of its direct or indirect subsidiaries or permitted assigns and the termination of that relationship;

(ii)           with respect to Employee’s employment or service relationship with Company or any of its direct or indirect subsidiaries or permitted assigns: any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iii)          with respect to Employee’s employment or service relationship with Company or any of its direct or indirect subsidiaries or permitted assigns: any and

EXHIBIT A-1

all claims for violation of any federal, state, local or foreign law, including, but not limited to the following statutes (each as amended, if applicable), Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;

(iv)          any and all claims arising out of any other laws and regulations relating to Employee’s employment or service relationship with, or affiliation with, the Company or any of its direct or indirect subsidiaries or employment discrimination with respect thereto;

(v)           any and all claims arising out of any other federal, state, local or foreign law relating to Employee’s employment or service relationship with, or affiliation with, the Company or any of its direct or indirect subsidiaries or employment discrimination with respect thereto;

(vi)          any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee with respect to Employee’s employment or service relationship with, or affiliation with, the Company or any of its direct or indirect subsidiaries or permitted assigns or as a result of this Agreement; and

(vii)         any and all claims for attorneys’ fees and costs with respect to the foregoing.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete release as to the matters released. Notwithstanding the foregoing, this Agreement does not release (i) Employee’s current ownership of, or claims in respect of future rights or claims arising out of, (A) any direct or indirect equity interest in the Company or any of its Affiliates or (B) any options or other contingent rights thereto (including, without limitation, rights in respect of the Company’s Class B Units or any successor rights), (ii) any future rights under equity or equity incentives or (iii) claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Company (with the understanding that Employee’s release of claims herein bars Employee from recovering monetary or other personal relief from Company or any other Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of Company or its Affiliates. Further, this Agreement does not release Employee’s rights, including under applicable law and Company’s

EXHIBIT A-2

D&O policy, to seek indemnity for acts committed, or omissions, within the course and scope of Employee’s employment duties.

(b)         Acknowledgment of Waiver of Claims under the ADEA.   Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has [21/45] days within which to consider this Agreement; (c) Employee has 7 days following Employee’s execution of this Agreement to revoke this Agreement, which Employee may do by providing written notice of revocation to Company as provided in Section 21 of the Employment Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to Company in less than the [21/45] day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the complete time period allotted for considering this Agreement.

3.               Confidentiality.   Except as may be required by applicable law or court order or as may be necessary in an action arising out of this Agreement, Employee agrees not to disclose the existence or terms of this Agreement to anyone other than Employee’s immediate family, attorneys, tax advisors, and financial counselors, provided that Employee first informs them of this confidentiality clause and secures their agreement to be bound by it.

4.               Employee’s Representations.   Employee acknowledges, agrees and expressly represents that, as of the date Employee executes this Agreement: (i) Employee has received all compensation and other sums that Employee is owed by the Releasees (other than sums owed pursuant to this Agreement); and (ii) Employee has received all leaves (paid and unpaid) that Employee was owed through the Termination Date.

5.               Release and Other Consideration from Company.   In exchange for Employee’s obligations under this Agreement, Company shall pay Employee those severance payments described in Section 7(b) of the Employment Agreement, on the terms provided in the Employment Agreement. Employee acknowledges that these severance payments are conditioned on Employee’s compliance with Sections 9 and 10 of the Employment Agreement. Company may withhold from any severance payments all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

6.               Right to Consult an Attorney; Period of Review.   Employee is encouraged to consult with an attorney before signing this Agreement. From the date this Agreement is first

EXHIBIT A-3

presented to Employee, Employee will have [21/45] days in which to review this Agreement. Employee may use as little or much of this [21/45]-day review period as Employee chooses.

7.               Amendment; Continuing Obligations.   This Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto. Employee hereby reaffirms and agrees to continue to abide by the terms set forth in Sections 9 and 10 of the Employment Agreement and expressly acknowledges the enforceability and continuing effect of those terms.

8.               Revocation.   Upon signing this Agreement, Employee will have 7 days to revoke the Agreement. To properly revoke the Agreement, Company must receive written notice of revocation from Employee by the close of business on the 7th day after the date the Agreement is signed by Employee. Written notice must be delivered pursuant to Section 21 of the Employment Agreement.

9.               Choice of Law.   This Agreement will be governed in all respects by the laws of the State of Texas, without regard to its choice of law principles. This Agreement is subject to the arbitration provisions in Section 15 of the Employment Agreement.

10.             Effectiveness of Agreement.   This Agreement will be effective, and the payments described above will be made, only if Employee executes the Agreement within [21/45] days of receiving it and only if Employee does not revoke the Agreement under Section 8 above.

[Signature Page Follows]

EXHIBIT A-4

IN WITNESS WHEREOF, the parties have executed this Agreement, effective for all purposes as provided above.

EP ENERGY LLC

By:
Sam Oh
Authorized Person

EMPLOYEE

Brent J. Smolik

EXHIBIT A-5

EXHIBIT B

RESTRICTED AREAS

Eagle Ford La Salle County, Texas

Eagle Ford Dimmit County, Texas

Eagle Ford Webb County, Texas

Eagle Ford Atascosa County, Texas

Eagle Ford McMullen County, Texas

Altamont Duchesne County, Utah

Altamont Uintah County, Utah

Wolfcamp Reagan County, Texas

Wolfcamp Irion County, Texas

Wolfcamp Crockett County, Texas

Wolfcamp Upton County, Texas

Wilcox Beauregard Parish, Louisiana

Wilcox Newton County, Texas

Haynesville/Arklatex De Soto Parish, Louisiana

Haynesville/Arklatex Bossier Parish, Louisiana

Haynesville/Arklatex Webster Parish, Louisiana

Haynesville/Arklatex Bienville Parish, Louisiana

Haynesville/Arklatex Robertson County, Texas

Haynesville/Arklatex Panola County, Texas

Haynesville/Arklatex Caddo Parish, Louisiana

Black Warrior Jefferson County, Alabama

Black Warrior Tuscaloosa County, Alabama

Black Warrior Fayette County, Alabama

Black Warrior Walker County, Alabama

Raton Colfax County, New Mexico

Raton Las Animas County, Colorado

Gulf Coast Starr County, Texas

Gulf Coast Zapata County, Texas

Gulf Coast Lavaca County, Texas

Gulf Coast Hidalgo County, Texas

Arkoma Le Flore County, Oklahoma

Arkoma Haskell County, Oklahoma

EXHIBIT B-1